Exhibit 99.(d)(xiii)

Expense Limitation Agreement

This Expense Limitation Agreement (the “Agreement”) is made and entered into this 7th day of December, 2022 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Municipal Income Fund, Inc. (the “Company”) with respect to Lord Abbett Short Duration Tax Free Fund (“Short Duration Tax Free Fund”), Lord Abbett Sustainable Municipal Bond Fund (“Sustainable Municipal Bond Fund”), and Lord Abbett New Jersey Tax-Free Income Fund (“New Jersey Tax Free Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	With respect to Short Duration Tax Free Fund, Lord Abbett agrees for the time period set forth in paragraph 5 below to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding 12b-1 fees, acquired fund fees and expenses, and interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.45% for each class other than Class F3. For the same period, Lord Abbett agrees to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses and interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.41% for Class F3.

2.	With respect to Sustainable Municipal Bond Fund, Lord Abbett agrees for the time period set forth in paragraph 5 below to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding 12b-1 fees, acquired fund fees and expenses, and interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.43% for each class other than Class F3. For the same period, Lord Abbett agrees to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses and interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.39% for Class F3.

3.	With respect to New Jersey Tax Free Fund, Lord Abbett agrees for the time period set forth in paragraph 5 below to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding 12b-1 fees, acquired fund fees and expenses, and interest related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.62% for each class other than Class F3. For the same period, Lord Abbett agrees to waive all or a portion of its management and administrative services fees and reimburse the Fund’s other expenses to the extent necessary to limit total net annual operating expenses, excluding acquired fund fees and expenses and interest-related expenses, taxes, expenses related to litigation and potential litigation, and extraordinary expenses, to an annual rate of 0.58% for Class F3.

4.	To limit each Fund’s total net annual operating expenses as specified above, Lord Abbett will waive the same amount of management and administrative services fees for each share class, but may reimburse different amounts of shareholder servicing expenses for each share class in its sole discretion.

5.	This Agreement will be effective from February 1, 2023 through January 31, 2024. This Agreement may be terminated only by the Board of Directors of the Company upon written notice to Lord Abbett.

[Signatures follow on next page]

IN WITNESS WHEREOF, Lord Abbett and the Company have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord Abbett Municipal Income Fund, Inc.

By:	/s/ Victoria Zozulya
Victoria Zozulya
Vice President and Assistant Secretary

Lord, Abbett & Co. llc

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel
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